Atrion Reports Fourth Quarter and Full Year 2013 Results

Diluted EPS Up 19% for Quarter & 13% for the Year

ALLEN, TX -- (Marketwired - February 24, 2014) - Atrion Corporation (NASDAQ: ATRI) announced today that for the fourth quarter of 2013 revenues were $31.9 million compared to $28.5 million in the same period of 2012, net income increased to $5.8 million from $4.9 million in last year's quarter, and diluted earnings per share were up to $2.87 from $2.42. For the full year 2013, Atrion's revenues increased to $132.0 million from $119.1 million in 2012, net income was up to $26.6 million from $23.6 million, while diluted earnings per share increased to $13.18 from $11.66 in 2012.

Commenting on the Company's performance, David A. Battat, President & CEO, said, "I am pleased that all our major product categories exhibited higher revenues in the recently concluded quarter as well as the full year compared to the 2012 periods, resulting in an overall increase in revenues of 12% for the quarter and 11% for the full year. The impact on operating income was even more significant, with the quarter's results up 18% while the full year was up 13%."

Mr. Battat added, "During 2013 we increased spending over the prior year by $2.7 million on research and development and the acquisition of third-party patents. This effort was aimed at new product development and should continue at elevated levels for the next 3 years as we extend and enhance our product pipeline. We will support these developments with additional capital for tooling and automation when these new products are ready for the market." Mr. Battat continued "During the year we purchased 36,666 shares of common stock at an average price of $251 per share. Our year-end balance of cash and long and short term securities of $57.0 million compares favorably with the prior year-end total of $44.6 million."

Mr. Battat concluded, "In 2014, despite increasing outlays for our product development, and the muddled economic outlook in international markets where 42% of our sales are destined, we expect to continue to show growth in revenues and diluted earnings per share."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the Company's spending over the next 3 years for research and development and the acquisition of third-party patents, additional capital to be spent for tooling and automation and growth in revenues and diluted earnings per share in 2014. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                     CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (unaudited)

                                  Three Months Ended    Twelve Months Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------
Revenues                         $  31,851  $  28,497  $ 131,993  $ 119,062
Cost of goods sold                  17,174     15,754     68,931     62,922
                                 ---------  ---------  ---------  ---------
    Gross profit                    14,677     12,743     63,062     56,140
Operating expenses                   6,341      5,704     25,118     22,514
                                 ---------  ---------  ---------  ---------
    Operating income                 8,336      7,039     37,944     33,626

Interest income                        315        387      1,313      1,447
Other income                            --         --          8          2
                                 ---------  ---------  ---------  ---------
Income before income taxes           8,651      7,426     39,265     35,075
Income tax provision                (2,883)    (2,532)   (12,683)   (11,446)
                                 ---------  ---------  ---------  ---------
    Net income                   $   5,768  $   4,894  $  26,582  $  23,629
                                 =========  =========  =========  =========

Income per basic share           $    2.88  $    2.42  $   13.22  $   11.72
                                 =========  =========  =========  =========

Weighted average basic shares
 outstanding                         2,000      2,019      2,010      2,016
                                 =========  =========  =========  =========

                                 $    2.87  $    2.42  $   13.18  $   11.66
                                 =========  =========  =========  =========
Income per diluted share
Weighted average diluted shares
 outstanding                         2,011      2,022      2,017      2,027
                                 =========  =========  =========  =========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                      Dec. 31,     Dec. 31,
ASSETS                                                  2013         2012
                                                    -----------  -----------
                                                    (Unaudited)  (Unaudited)
Current assets:
  Cash and cash equivalents                         $    28,559  $     7,999
  Short-term investments                                 18,351        8,182
                                                    -----------  -----------
    Total cash and short-term investments                46,910       16,181
  Accounts receivable                                    14,164       13,054
  Inventories                                            26,266       23,779
  Prepaid expenses and other                              1,603        3,110
  Deferred income taxes                                   1,376          623
                                                    -----------  -----------
      Total current assets                               90,319       56,747

Long-term investments                                    10,069       28,433

Property, plant and equipment, net                       58,328       59,268
Other assets                                             13,350       11,362
                                                    -----------  -----------

                                                    $   172,066  $   155,810
                                                    ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     9,364        7,208
  Line of credit                                             --           --
  Other non-current liabilities                          13,708       13,774
  Stockholders' equity                                  148,994      134,828
                                                    -----------  -----------

                                                    $   172,066  $   155,810
                                                    ===========  ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800